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                MAY COMPANY INDEPENDENT SHAREHOLDERS' COMMITTEE
               2100 L Street, NW, Suite 210 Washington, DC 20037

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April 30, 1997

Dear May Company Shareholder:

STOP: REVIEW OUR INDEPENDENT SOLICITATION MATERIALS

Enclosed please find the proxy statement of the May Company Independent Shareholders' Committee. This year we have a proposal designed to eliminate the poison pill rights plan of the May Department Stores Company (the "Company") through an amendment to the Company's by-laws.

LOOK: THE COMPANY'S PROXY CARD DOES NOT GIVE YOU AN OPPORTUNITY TO VOTE ON
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THIS IMPORTANT ISSUE.

The Company has failed to provide you with an opportunity to vote on our anti-poison pill proposal, even though we properly informed the Company that we would be conducting a solicitation to eliminate the poison pill rights plan almost two months ago. The Company states in its proxy statement that it will use its discretionary authority to vote against our anti-poison pill proposal -- the Company has designed its proxy so that you do not have a specific chance to vote on this issue!

LISTEN: TO NEWS REPORTS ABOUT THE LAWSUIT WE ARE FILING TO STOP THE COMPANY FROM DISENFRANCHISING ITS SHAREHOLDERS.

We will be filing suit to stop the Company from using its discretionary authority on its proxy card to vote on our anti-poison pill proposal. We think it is illegal for Company management to be notified in advance about an important proposal and then try to keep shareholders from voting on it.

Our proxy card seeks your support on every issue scheduled to come before the annual meeting, including the anti-poison pill proposal. Our card does not grant us any discretionary authority to vote on matters not listed on our card. The proxies named on management's card will have authority to vote on other matters which may properly come before the meeting.

Please feel free to call us at (202)785-5690 if you have any questions. Thank you for your consideration.

Sincerely,


/s/ Michael R. Zucker
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Michael R. Zucker
For the May Company Independent Shareholders' Committee



The following may be deemed to be "participants" in this solicitation: The Union of Needletrades, Industrial and Textile Employees ("UNITE"), the Southern Regional Joint Board of UNITE, owner of 50 shares of May Department Stores Company Common Stock and four of its employees, Michael R. Zucker, Marka Peterson, Benjamin Hensler, and Yvonne McNeese.